Exhibit 10.14

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (“Second Amendment”) is entered into this 22nd day of April, 2002, to that certain Lease (“Lease”) dated April 24, 1996, as amended January 31, 2001, (as amended, the “Lease”) between CSM INVESTORS, INC., a Minnesota corporation (“Landlord”) and DIGITAL RIVER, INC., a Delaware corporation, (“Tenant”) for premises consisting of approximately 47,961 square feet (“Premises”) located at the street address of 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota in the project commonly known as the GOLDEN TRIANGLE BUSINESS CENTER, as more particularly described in the Lease.

The Lease is hereby amended as follows:

1.                                       Section 1.2 Premises.  Effective October 1, 2002, the Premises shall be: (i) increased by approximately 49,370 square feet of area (comprised of approximately 18,919 square feet of office space, 17,191 square feet of production/tech space, and 13,260 square feet of warehouse space); and (ii) reduced by 15,042 square feet (comprised of 10,547 square feet of office space and 4,495 square feet of warehouse space; for a total area of 82,289 square feet, as depicted on the site plan and floor plan attached hereto as Revised Exhibits A and B.  Landlord agrees to provide Tenant early occupancy of the 49,370 square foot expansion area of the Premises as of August 1, 2002, for the purpose of installing its tenant improvements, furniture, fixtures and equipment, under the same terms and conditions contained in the Lease, exclusive of payment of Rent and Operating Expenses.

2.                                       The expansion area is leased to Tenant in its “as-is” condition, except that the HVAC, plumbing, and electrical systems shall be certified by licensed contractors to be in good and working order as of October 1, 2002, and Landlord agrees to restripe the rear parking area for the building with the striping plan depicted on Revised Exhibit A.

3.                                       Section 1.3 Lease Term.  Effective upon full execution of this Agreement, the term of the Lease shall be extended for an additional twenty-six (26) month period commencing August 1, 2003 and expiring September 30, 2005.

4.                                       Effective upon full execution of this Agreement, the Base Rent shall be adjusted as set forth below:

Period	Monthly Base Rent	Per Sq. Ft.
05/01/02 – 09/30/02	$31,186.80	$7.803
10/01/02 – 09/30/05	$51,430.63	$7.500

5.                                       Section 1.7 Pro Rata Share.  Effective October 1, 2002, Tenant’s pro-rata share of operating expenses shall be 54.12%.

6.                                       Section 2.3 Definition of Operating Expenses.  Section 2.3 of the Lease is amended to provide that Operating Expenses shall also include (i)  all real property taxes, installments of special assessments and governmental impositions of any kind whatsoever imposed upon Landlord by reason of its ownership, operation or management of the Project, including without limitation the so called Minnesota “state general tax”, and legal fees incurred in connection with actions to reduce the same; and (ii)  all premiums, deductibles and retentions for insurance coverages Landlord is required to carry pursuant to Section 7.6 of the Lease or by its lender, or that Landlord otherwise deems reasonably necessary to carry, including without limitation, property insurance, commercial general liability insurance, and rent loss insurance.

7.                                       Section 6.2 Tenant Improvements.  Tenant shall coordinate, contract, finance and construct additional improvements to the Premises at Tenant’s sole cost and expense, except as set forth in subparagraph F. of this section, including preparation of all necessary plans and drawings and payment of any and all SAC and WAC charges, under the following conditions:

A.                                   Prior to commencement of construction of the tenant improvements, Tenant shall forward to Landlord, for Landlord’s approval, copies of the proposed plans and specifications of the proposed work, together with the final estimated cost of the work and a copy of the final construction contract for such work.  Said improvements may be performed incrementally, with each increment subject to the terms and conditions set forth herein, with Landlord’s total contribution not exceeding the Allowance set forth in Section 7.F. below.  Landlord’s approval of said plans and specifications shall not be unreasonably withheld or delayed.

B.                                     Prior to commencement of construction of the tenant improvements, Tenant shall forward to Landlord names and addresses of all contractors and subcontractors which will be working in or on the Premises, and Tenant will post notices in content and locations on the Premises acceptable to Landlord notifying contractors and subcontractors that work performed on the Premises is not lienable.

C.                                     Tenant shall be responsible for ensuring that all work complies with the approved plans and specifications and applicable laws, codes, ordinances, regulations and the like.

D.                                    Landlord shall have no responsibility for the quality, maintenance, repair or replacement of the tenant improvements.

E.                                      Tenant shall indemnify, defend (with counsel reasonably approved by Landlord), and hold Landlord harmless from and against any and all claims, causes of action, damages or expenses (including, without limitation, mechanic’s liens) arising out of, by reason of, or as a result of Tenant’s construction and installation of the tenant improvements.

F.                                      Landlord agrees to provide Tenant an amount not to exceed $250,000.00 (the “Allowance”) to be applied against the actual costs incurred by Tenant in making tenant improvements to the Premises during the period of August 1, 2002 to September 30, 2005 (including cabling and wiring of phone and computer stations), subject to the following terms and conditions.  Upon completion of the tenant improvements, Tenant shall deliver to Landlord the following documentation, all in form and content acceptable to Landlord:  (a) a sworn construction statement signed by Tenant and the general contractor confirming the total cost of labor and materials provided for the tenant improvements;  (b)  a copy of the construction contract and all change orders and amendments thereto, if any, relative to the tenant improvements; and (c) original unconditional lien waivers verifying that Tenant has paid for the total cost of the tenant improvements (including without limitation, SAC and WAC charges) less the Allowance.  Within ten (10) days of receipt of such documentation, Landlord agrees to pay all or such part of the Allowance as applicable directly to Tenant’s general contractor.  It shall be a condition precedent of Landlord’s obligation to pay the Allowance that this Lease is in full force and effect and Tenant is not in default under any of the terms of this Lease.

8.                                      Section 14.13 Option to Extend.

A.                                   Tenant shall have the option (“Option”) to extend the term of the Lease for one (1) additional thirty-six (36) month term (the “Option Term”) under the same terms and conditions contained in the Lease, provided, however, that the Base Rent shall be adjusted to equal the then current market rate for similar space in the Building, determined in accordance with Section 14.13.B. of this Second Amendment.  Tenant may exercise each Option term by delivering written notice to Landlord (“Renewal Notice”), stating its irrevocable intent to exercise the Option, not less than one hundred eighty (180) days and not more than three hundred sixty-five (365) days prior to the expiration of the initial Lease Term.  In the event that Tenant fails to deliver timely notice of its intent to exercise its Option, Tenant’s right to the Option shall be deemed null and void.  Conditions of the exercise of such Option shall be that Tenant is not in Default pursuant to Section 18 of the Lease and that the Lease is in full force and effect.

B.                                     Market Rate Determination.  If the market rate must be determined in accordance with the provisions of Section 14.13.A. above, the parties hereto agree as follows:

i.                       Within fifteen (15) days following receipt of Tenant’s Renewal Notice for the Option Term, Landlord will submit to Tenant Landlord’s proposed market rate determination (“Landlord’s Proposed Market Rate”).

ii.                    If Tenant does not notify Landlord within ten (10) days after receipt of Landlord’s Proposed Market Rate that Tenant disagrees with Landlord’s Proposed Market Rate, then Landlord’s Proposed Market Rate shall be deemed approved and accepted by Tenant.  If Tenant timely notifies Landlord of Tenant’s disagreement with Landlord’s Proposed Market Rate, then the parties agree to negotiate in good faith for a period of thirty (30) days following Landlord’s receipt of Tenant’s notice of disagreement (the “Negotiation Period”) in an attempt to reach agreement on the market rate.  In connection therewith, each party shall submit to the other party such evidence as it then has to substantiate its proposed market rate.  If the market rate is not mutually agreed upon by the parties within the Negotiation Period, the Renewal Notice shall remain in full force and effect and the market rate shall be determined by arbitration in accordance with the commercial rules of the National Aribtration Forum.

Upon the determination of the market rate pursuant to the foregoing terms, such determination shall be final and binding upon the parties.  If for any reason the determination of the market rate has not been made as of the commencement of the Option Term, then Tenant shall nevertheless pay Base Rent at Landlord’s Proposed Market Rate pending determination of the market rate pursuant to the mechanism described above.  Any rent paid by Tenant at a rate other than the market rate determined pursuant to the foregoing terms shall be adjusted retroactively.  Any and all fees and expenses charged by the Expert shall be divided equally between Landlord and Tenant, or alternatively, Landlord and

Tenant shall each pay any and all fees and expenses incurred in connection with such party’s own Board member and the fees and expenses of the third Board member shall be divided equally between Landlord and Tenant.

9.                                       Miscellaneous.  If any provision of the Lease is inconsistent with the provisions contained herein, then the provisions of this Second Amendment shall control.  Except as expressly modified herein, all other terms and conditions of the Lease shall remain unchanged, and in full force and effect.  This Second Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but together shall constitute one and the same instrument.

LANDLORD:		TENANT:

CSM INVESTORS, INC.		DIGITAL RIVER, INC.

By:	/s/ David Carland	By:	/s/ Robert E. Strawman

Print Name:	David Carland	Print Name:	Robert E. Strawman

Print Title:	V.P.	Print Title:	CFO

Revised Exhibit A

[GRAPHIC]

GOLDEN TRIANGLE BUSINESS CENTER

Revised Exhibit B

[GRAPHIC]

DIGITAL RIVER
GOLDEN TRIANGLE